Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Steve Wymer
	408-519-9677	408-519-9254
	nueman@tivo.com	swymer@tivo.com

TIVO ANNOUNCES SETTLEMENT OF
PATENT LITIGATION WITH VERIZON

TiVo and Verizon Enter into a Patent Licensing and Commercial Arrangement

ALVISO, CA ---- TiVo Inc. (NASDAQ: TIVO) announced today that it has settled its pending patent litigation with Verizon Communications Inc. and that the companies have entered into a mutual patent licensing arrangement. Under the terms of the settlement, Verizon will provide TiVo total compensation worth at least $250.4 million. The payments from Verizon to TiVo shall be comprised of a $100 million initial cash payment followed by recurring quarterly payments totaling an additional $150.4 million through July 2018. If the companies pursue certain commercial initiatives prior to December 21, 2012, up to $29.4 million of the payments made by Verizon would be subject to a credit of an equal amount. In addition to the guaranteed compensation, Verizon will also pay monthly license fees through July 2018 for each Verizon DVR subscriber in excess of certain pre-determined levels.
In addition to the cash payments described above, Verizon and TiVo are exploring, among other things, future distribution of Internet video services developed through Verizon's joint venture with Redbox by making content distributed via that service part of the diverse selection of linear and broadband-delivered content accessible to users of TiVo's retail DVR products.
As part of the settlement, TiVo and Verizon agreed to dismiss all pending litigation between the companies with prejudice. The parties also entered into a cross license of their respective patent portfolios in the advanced television field.
"We are pleased to reach an agreement with Verizon which underscores the significant value our distribution partners derive from TiVo's technological innovations and our shareholders derive from our investments in protecting TiVo's intellectual property," said Tom Rogers, CEO and President of TiVo. "We also look forward to working together on a variety of future opportunities as we continue to expand the content choices available to TiVo subscribers. As with prior settlements, we also benefit by being able to operate our business under license from Verizon and by avoiding future legal expenses that we would have incurred during and after trial. Furthermore, we believe this settlement positions us well with respect to future enforceability of our patents.”
About TiVo Inc.
Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry. www.tivo.com
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the amount of future payments TiVo expects to receive in connection with its settlement of its patent litigation with Verizon including possible future credits to such settlement amounts related to future commercial initiatives between Verizon and TiVo, TiVo's ability to innovate its products and services in the future, future distribution of Internet video services developed through Verizon's joint venture with Redbox on TiVo products, TiVo's ability to avoid future legal expenses as result of the settlement with Verizon and the future enforceability of TiVo's intellectual property. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "exploring," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in TiVo's public reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2012, its Quarterly Reports on Form 10-Q for the periods ended April 30, 2012, and July 31, 2012, and Current Reports on Form 8-K. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.